Meyler & Company LLC
Certified Public Accountants
& Management Consultants

One Arin Park
1715 Highway 35
Middletown, NJ 07748

Phone: 732-671-2244

December 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Repro-Med Systems, Inc.

We have read the statements that we understand Repro-Med Systems, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Meyler & Company, LLC

Meyler & Company, LLC